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                                                                   Exhibit 23.3



The Board of Directors
iSky, Inc.



The audits referred to in our report dated February 4, 2000 included the related financial statement schedule for each of the years in the three-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is the express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the combined financial statements taken as a whole, present fairly in all material respects the information set forth herein.





KPMG LLP
McLean, Virginia
February 4, 2000